EXHIBIT 5.1

                         STUBBS ALDERTON & MARKILES, LLP
                       15821 Ventura Boulevard, Suite 525
                            Encino, California 91436

October 29, 2003

Tarrant Apparel Group
3151 East Washington Boulevard
Los Angeles, California 90023


         Re:      Tarrant Apparel Group,
                  Registration Statement on Form S-3

Ladies and Gentlemen:

         At your request, we have examined the Registration Statement on Form S-3 (the "REGISTRATION STATEMENT") to which this letter is attached as Exhibit
5.1 filed by Tarrant Apparel Group, a California corporation (the "COMPANY"), in order to register under the Securities Act of 1933, as amended (the "ACT"), 11,423,052 shares of Common Stock of the Company and any additional shares of Common Stock of the Company which may be registered pursuant to Rule 462(b) under the Act (the "SHARES"). The Shares consist of: (i) 1,724,000 shares that were issued to Jamil Textil, S.A. de C.V. pursuant to a Final Agreement for Purchase of Assets dated as of April 18, 1999, between the Company and Jamil Textil, S.A. de C.V., (ii) 8,817,320 shares that are issuable to certain investors (identified in the Registration Statement) upon the conversion of shares of Series A Convertible Preferred Stock issued to such investors pursuant to separate Subscription Agreements between the Company and each such investor, and (iii) 881,732 shares that are issuable to Sanders Morris Harris Inc.
pursuant to the exercise of a Common Stock Purchase Warrant issued by the Company to Sanders Morris Harris Inc.

         We have examined originals or certified copies of such corporate records of the Company and other certificates and documents of officials of the Company, public officials and others as we have deemed appropriate for purposes of this letter. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all copies submitted to us as conformed and certified or reproduced copies.

         Based on the foregoing, we are of the opinion that (a) the 1,724,000 issued and outstanding Shares have been duly authorized, and are validly issued, fully paid and non-assessable, (b) the 8,817,320 Shares issuable upon conversion of the Series A Convertible Preferred Stock have been duly authorized and upon issuance and sale in conformity with and pursuant to the Certificate of Determination of Rights, Preferences and Limitations of the Series A Convertible Preferred Stock, the Shares will be validly issued, fully paid and non-assessable, and (c) the 881,732 Shares issuable upon exercise of the Common Stock Purchase Warrants have been duly authorized and upon issuance and sale in conformity with and pursuant to such


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warrant,  and receipt by the Company of the purchase price therefor as specified
in  such  warrant,   the  Shares  will  be  validly   issued,   fully  paid  and
non-assessable.

         We consent to the use of this opinion as an Exhibit to the Registration Statement and to use of our name in the Prospectus constituting a part thereof.

                                Very truly yours,

                                /S/ STUBBS ALDERTON & MARKILES, LLP
                                -----------------------------------
                                STUBBS ALDERTON & MARKILES, LLP


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